EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 4 to the Registration Statement on Form S-11 (File No. 333-190983) of Strategic Storage Trust II, Inc. of our report dated March 31, 2015 with respect to the consolidated balance sheets of Strategic Storage Trust II, Inc. and Subsidiaries as of December 31, 2014 and 2013 and the consolidated statements of operations, equity and cash flows for the year ended December 31, 2014 and the period from January 8, 2013 (date of inception) through December 31, 2013, included in the 2014 Annual Report on Form 10-K of Strategic Storage Trust II, Inc. and our report dated January 15, 2015 with respect to the combined statements of revenue and certain operating expenses of the Raleigh/Myrtle Beach Portfolio for the year ended December 31, 2013 included in the Current Report on Form 8-K/A of Strategic Storage Trust II filed on January 15, 2015 and our report dated April 9, 2015 with respect to the combined statements of revenue and certain operating expenses of the 21 Property Portfolio for the year ended December 31, 2014 included in the Current Report on Form 8-K/A of Strategic Storage Trust II, Inc. filed on April 10, 2015. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Los Angeles, California

April 13, 2015